Exhibit 10.11

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), made as of August 27, 2019, is entered into between TDTx, Inc., a Delaware corporation (the “Company”), and Raken B. Modi (AKA Rick Modi) (the “Executive”).

In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Employment/Duties. During the Employment Period (as defined below), the Executive shall serve as Chief Executive Officer of the Company and shall have all the duties, responsibilities and authority commensurate with such position and such additional duties as may be determined by the Company’s Board of Directors (“Board of Directors”). The Executive shall be based at the Company’s principal place of business in the greater Boston, Massachusetts metropolitan area, or such place as the Executive and the Company’s Board of Directors shall determine. The Executive shall report to, and be subject to the general supervision of, the Company’s Board of Directors.

The Executive agrees to devote substantially all of his business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that the Executive may be permitted to engage in other activities, including membership on boards of directors of other businesses or non-for-profit organizations, so long as such activities (i) do not materially interfere with the performance of the Executive’s duties under this Agreement, (ii) do not create a conflict of interest with the Company and (iii) have been disclosed to and approved in advance by the Board of Directors. The Executive agrees to abide by the rules, regulations, personnel practices and policies of the Company, as adopted and amended from time to time by the Company, provided, that such rules, regulations, practices and policies have been disclosed to the Executive.

2. Effective Date/Period of Employment. This Agreement will become effective as of August 27, 2019 (the “Effective Date”), and shall continue until the one (1) year anniversary of the Effective Date (“Initial Term”). After the Initial Term, the term (“Term”) of this Agreement will be renewed annually until terminated in accordance with the provisions of Section 4 (the “Employment Period”), subject to Section 5. As a condition of employment with the Company, the Executive will be required (a) to sign the Company’s Invention Assignment, Non-Disclosure, and Business Protection Agreement attached hereto as Exhibit A (the “Business Protection Agreement”), which among other things, prohibits unauthorized use or disclosure of Company proprietary information; (b) to sign and return a satisfactory USCIS Form I-9 attached hereto as Exhibit B and provide sufficient documentation when you report to work establishing your employment eligibility in the United States of America as required by law (enclosed is a list of acceptable Form I-9 documentation); and (c) to provide satisfactory proof of the Executive’s identity as equired by law.

Compensation and Benefits.

3.1 Base Salary. The Company will pay the Executive a salary at the weekly rate of $455.00 until the date on which the Company consummates a Minimum Financing (as defined below). A “Minimum Financing” means the issuance of equity interests (or debt securities convertible into equity interests) in one or a series of related transactions, the principal purpose of which is to raise capital, which transaction or series of related transactions result in the Company receiving gross proceeds of not less than $3,000,000 (inclusive of the principal amount of the notes that will convert into equity in connection with the consummation of the Minimum Financing). Upon a Minimum Financing, the Executive’s salary will be adjusted to the corresponding rate set forth on Schedule 1 (as adjusted, the “Base Salary”). In the event that a Minimum Financing has not been consummated by December 31, 2019, your salary will be at such rate as is mutually agreed by you and the Company (but not less that the weekly rate set forth above, or the rate set forth in Schedule 1, whichever is applicable), payable in accordance with the Company’s standard payroll schedule and subject to required tax withholding and other authorized deductions.

3.2 Annual Bonus Opportunity. During the Employment Period, provided that the Company has closed a Minimum Financing, in addition to the Executive’s Base Salary, the Executive will be eligible to be considered for an annual (fiscal year) incentive cash bonus with a target of 50% of his annual salary. The bonus (if any) will be awarded based on objective and/or subjective criteria established by the Company’s Board of Directors. Any bonus for the fiscal year in which the Executive’s employment begins or terminates will be prorated, based on the number of days the Executive is employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year. The Executive hereby acknowledge and agrees that nothing contained herein confers upon the Executive any right to an annual bonus in any year, and that whether the Company pays the Executive an annual bonus and the amount of any such annual bonus will be determined by the Company’s Board of Directors in its sole discretion.

3.3 Equity Compensation. In connection with entering into this agreement and as mutually agreed upon consideration for your undertaking the obligations set forth in Sections 4.2 and 4.3 of the Business Protection Agreement, the Company will recommend to the Board of Directors or Compensation Committee that it issue the Executive 117,500 shares of the Company’s common stock (the “Restricted Shares”), at a per-share purchase price equal to the fair market value of a share of the Company’s common stock on the date of issuance (as determined by the Board of Directors or Compensation Committee in its sole discretion and which is currently expected to be approximately $0.001 per share), provided that the Executive is providing services to the Company on the date of grant. Subject to the Executive’s commencement and continued employment with the Company through the applicable vesting dates; the Restricted Shares will vest (e.g., the Restricted Shares will no longer be subject to the Company’s purchase right at the original cost of the Restricted Shares) as follows:

5% of the Restricted Shares will vest as of the commencement of the Executive’s employment with the Company;

10% of the Restricted Shares will vest upon the consummation by the Company of a Minimum Financing that results in the Company receiving gross proceeds of not less than $5,000,000, and the remaining 85% of the Restricted Shares will vest in equal monthly installments over the 36 months commencing on the date of execution of that certain Exclusive License Agreement by and between the Company, Lonza Houston, Inc., Massachusetts Eye and Ear Infirmary, Inc. and The Schepens Eye Research Institute, Inc. (the “License Agreement”). For clarity, the 2.36111% of the Restricted Shares will vest on each monthly anniversary of the License Agreement.

The Restricted Shares will otherwise be subject to the terms and conditions of a restricted stock purchase agreement to be entered into between Executive and the Company.

Further, the Executive may be eligible to receive additional equity grants in the form of options or capital stock from time to time as shall be determined by the Company’s Board of Directors based on the Company’s annual performance, and subject to such vesting, exercisability, and other provisions as the Board of Directors may determine. In addition to the foregoing and subject to the Executive’s continued service to the Company, the Board of Directors will review the Executive’s total equity stake on a periodic basis to determine whether the Executive’s aggregate ownership interest is competitive with that of other similarly situated Chief Executive Officers.

3.3 Benefits. During the Employment Period, the Executive shall be entitled to participate in all benefit programs that the Company makes available to its employees, if any, to the extent that Executive’s position, tenure, health and other qualifications make the Executive eligible to participate, and the Company agrees to obtain D&O insurance as soon as the Board of Directors determines it is financially feasible. The Executive shall be entitled to take paid vacation of 15 days and consistent with the Company’s employee benefits policy in addition to customary business holidays approved by the Board of Directors for the Company’s employees generally. The Executive shall notify the Board of Directors when the Executive intends to take vacation.

3.4 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of the Executive’s duties, responsibilities or services on behalf of the Company under this Agreement, in accordance with policies and procedures, and subject to reasonable limitations, adopted by the Company from time to time. Additionally, you will be reimbursed for all reasonable and necessary out-of-pocket expenses incurred by you in the performance of your obligations under this letter agreement. In the event that the Company’s headquarters is located at a distance more than 50 miles from Boston, MA, you will be reimbursed for all reasonable and necessary out-of-pocket expenses incurred by you to commute or relocate to a location near the Company’s headquarters.

3.5 Withholding. All salary, bonus and other compensation payable to the Executive during the Employment Period shall be subject to applicable required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4. Termination of Employment Period. The employment of the Executive by the Conpany pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 By the Company for Cause. At the election of the Company for Cause (as defined below). For the purposes of this Section 4.1, “Cause” shall mean the occuranceof any of the following: (i) the Executive’s commission of, or plea of “guilty” or “no contest” to any felony under the laws of the United States or any state or any crime involving fraud, dishonesty or moral turpitude; (ii) the Executive’s participation in a fraud, act of dishonesty or other act of gross misconduct that adversely affect the Company; (iii) conduct by the Executive that demonstrates the Executive’s gross unfitness to serve; (iv) the Executive’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (v) the Executive’s material breach of any term of any contract between the Executive and the Company, including but not limited to this agreement and the Business Protection Agreement; (vi) the Executive’s material violation of any Company policy, rule or instruction, and/or (vii) Executive’s continuing failure to perform assigned lawful duties after receiving written notification of the failure from the Company. Prior to a termination of the Executive’s employment pursuant to clause (v) or clause (vi) above, the Executive shall have thirty (30) days to cure in all material respects such Cause event(s) (to the extent such event(s) is capable of being cured by Executive) following the Executive’s receipt of written notice by the Company, which notice shall specifically identify the Cause upon which the termination is based and after the Executive has been given such notice. The Executive shall be considered to have been discharged for “Cause” if (based on a final, unappealable judicial determination) the Executive has resigned from the Company without Good Reason (as defined in Section 4.3) to avoid a termination for Cause based on an event that occurred prior to such resignation (but not an event about which the Board of Directors had actual knowledge for more than ninety (90) days prior to such resignation). Whether a termination is for Cause shall be decided by the Board in its sole and exclusive judgment and discretion.

4.2 Death or Disability. Upon the death or Disability (as defined below) of the Executive. For purposes of this Section 4.2, “Disability” means (i) the Executive has been incapacitated by mental or physical injury or illness so as to be prevented thereby from engaging in the performance of the Executive’s duties to the Company and (ii) such incapacity has continued for a period of ninety (90) days.

4.3 By the Executive for Good Reason. At the election of the Executive, for Good Reason (as defined below), provided that the Company shall have thirty (30) days to cure in all material respects such Good Reason event(s) following the Company’s receipt of the Executive’s written notice of such Good Reason event(s). For the purposes of this Section 4.3, “Good Reason” for the Executive to terminate this employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent (unless such action is taken in response to conduct by the Executive that constitutes Cause): (i) a material reduction by the Company of the Executive’s annual base salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive team compensation and then in no greater proportion than any such reduction that is applicable to the executive team, such reduction shall not constitute Good Reason; (ii) a material breach of this Agreement by the Company; (iii) after the relocation by the Executive to the Boston, MA region following the commencement of his employment, the subsequent relocation of the Executive’s principal place of employment, without the Executive’s consent, in a manner that lengthens Executive’s one-way commute distance by 50 or more miles from the Executive’s then-current principal place of employment immediately prior to such relocation; or (iv) a material reduction in the Executive’s duties, authority, or responsibilities relative to thee Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction unless the Executive is performing duties and responsibilities for the Company or its successor that are similar to those the Executive was performing for the Company immediately prior to such transaction (for example, if the Company becomes a division or unit of a larger entity and the Executive is performing duties for such division or unit that are similar to those the Executive was performing prior to such transaction but under a different title as the Executive had prior to such transaction, there will be no “Good Reason”); provided, however that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of its intent to terminate for Good Reason within ninety (90) days following the occurrence of the condition(s) that the Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period. Notwithstanding the foregoing, (A) the Executive will be deemed to have given consent to the condition(s) described in this Section 4.3 if the Executive does not provide written notice to the Company of such Good Reason event(s) within ninety (90) days from first occurrence of such Good Reason event(s) and (B) to the extent the Company has not cured such Good Reason event(s) during the Cure Period, the Executive must terminate the Executive’s employment for Good Reason no later than one hundred and fifty (150) days following the occurrence of such Good Reason event(s) by providing the Company thirty (30) days prior written notice of termination, which may run concurrently with the Company’s cure period.1.

4.4 By the Company Not For Cause or By the Executive Not For Good Reason. At the election of the Company for reasons other than Cause, or the election of the Executive for reasons other than Good Reason, upon not less than thirty (30) days’ prior written notice of termination.

5. Effect of Termination.

5.1 Payments Upon Termination.

(a) In the event the Executive’s employment is terminated pursuant to Section 4.1, or by the Executive pursuant to Section 4.4, the Company shall pay to the Executive the “Accrued Benefits,” which shall mean: (i) any earned but unpaid Base Salary pursuant to Section 3.1 through the last day of the Executive’s actual employment by the Company; (ii) any unreimbursed expenses incurred through the last day of the Executive’s actual employment by the Company and reimbursable under Section 3.5; and (iii) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement; but, for clarity, shall have no obligation to pay any bonus pursuant to Section 3.2.

(b) If, and only if, the Company has consummated an equity financing pursuing to which the Company has received gross proceeds of at least $10,000,000, then in the event the Executive’s employment is terminated pursuant to Sections 4.2, 4.3 or by the Company pursuant to Section 4.4 (including a non-renewal of this Agreement by the Company) then the Company shall continue to pay to the Executive: (i) the Accrued Benefits; (ii) any annual bonus with respect to the calendar year ending on or preceding the date of termination, which has been determined by the Board of Directors (or its Compensation Committee) prior to the date of termination pursuant to Section 3.2 but is unpaid, which shall be payable at the time such bonuses would have been paid if the Executive was still employed with the Company and in accordance with Section 3.2; (iii) Base Salary pursuant to Section 3.1 as in effect on the date of termination during the Severance Period (as defined below); and (iv) reimbursement for COBRA continuation medical benefits for the Executive (and the Executive’s eligible dependents) during the Severance Period. Such payments of continued salary and any COBRA-continuation premium reimbursement shall begin on the sixtieth (60th) day after the date of termination and shall include any amounts due prior to such date. For the avoidance of doubt, unless otherwise elected by the Board of Directors, in its sole discretion and to the extent permitted under Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”), to make payments sooner, any payments made pursuant to this Section 5.1(b) shall be subject to the Company’s standard payroll schedule during the Severance Period. For the purposes of this Section 5.1(b), “Severance Period” means (x) during the Initial Term, the period beginning on the date of termination and continuing afterward for the greater of (A) the balance of the Initial Term, and (B) twelve (12) months), and (y) at any time following the Initial Term, twelve (12) months.

(c) The payments to be made or benefits to be provided to the Executive under Section 5: (i) shall be contingent upon the execution (and non-revocation) within sixty (60) days following termination of employment by the Executive of a general release of the Company, its affiliates, stockholders, directors, officers, employees and agents from all claims (other than claims for the payments to be made and benefits to be provided), together with an agreement to not make any disparaging comments, statements or communications about the Company, its affiliates, stockholders, directors, officers, employees or agents, or its management or business practices for three (3) years following termination of the Executive’s employment, all in a form reasonably provided by the Company; (ii) shall be contingent upon the Executive’s compliance with all continuing obligations under the Business Protection Agreement; and (iii) shall constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in Section 5.1(b).

5.2 Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (collectively, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A (a “Separation from Service”).

(b) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s Separation from Service (other than due to death), then the Deferred Payments that are payable within the first six months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of the Executive’s separation from service. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this section will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

(d) This Agreement is intended to be exempt from the requirements of Code Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

6. Section 280G.

6.1 If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payments or benefits received in connection with a change in control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 6, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any of the 280G Payments are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (A) payment in full of the entire amount of the 280G Payment (a “Full Payment”), or

(B) payment of only a part of the 280G Payment so that Executive receives that largest 280G Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the 280G Payment, notwithstanding that all or some portion the 280G Payment may be subject to the Excise Tax.

6.2 If a Reduced Payment is required pursuant to clause (B) of the preceding paragraph, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

6.3 Notwithstanding any provision of paragraph (a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the 280G Payment being ubject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (B) as a second priority, 280G Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before 280G Payments that are not contingent on future events; and (C) as a third priority, 280G Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before 280G Payments that are not deferred compensation within the meaning of Section 409A of the Code.

6.4 In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Benefit as determined pursuant to clause (B) in paragraph (a) is subject to the Excise Tax, the Executive agrees to promptly return to the Company a sufficient amount of the 280G Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Benefit is determined pursuant to clause (A) in paragraph (a), the Executive will have no obligation to return any portion of the 280G Payment pursuant to the preceding sentence.

6.5 The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a 280G Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a 280G Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such 280G Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

7. Restrictive Covenants. During the Executive’s employment with the Company, the Executive will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and future business plans and operations. As a result, in order to protect the Company’s legitimate business interests, the Executive shall, as a condition of commencing employment, execute and deliver to the Company the Company’s Business Protection Agreement, a copy of which is attached to this Agreement as Exhibit A, which agreement shall contain non-competition provisions that run at least as long as the Severance Period. For clarity, the obligations and covenants of the Executive pursuant to the Proprietary Rights Agreement constitute material responsibilities of the Executive to the Company pursuant to this Agreement.

8. Other Agreements. The Executive represents that the Executive’s performance of all the terms of this Agreement and the performance of the Executive’s duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non-competition agreement), or violate or contravene any judgment, administrative order or other legal prohibition specifically naming the Executive. The Executive agrees that if the Executive, during the Employment Period, becomes subject to any such agreement or prohibition, the Executive shall immediately notify the Company. The Company acknowledges that it is aware that the Executive is subject to certain confidentiality, non-competition, non-solicitation and non-disparagement covenants with respect to the Executive’s prior employers.

9. Intentionally omitted.

10. Miscellaneous.

10.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph of this Agreement. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 10.1.

10.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.3 Entire Agreement. This Agreement, together with the Stock Restriction Agreements and the Proprietary Rights Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

10.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. The Company and the Executive agree to use commercially reasonable efforts after a Board of Directors or Compensation Committee is in place to evaluate, on a periodic basis, the terms and conditions of the Executive’s compensation and to consider amendments to this Agreement to further define severance terms related to a change in control.

10.5 Interpretation, Amendment and Enforcement. This Agreement and the Business Protection Agreement supersede and replace any prior or contemporaneous agreements, representations, communications or understandings (whether written, oral, implied or otherwise) between Executive and the Company and constitute the complete agreement between Executive and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, and no breach shall be deemed to be waived, except by an express written agreement signed by both Executive and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with this letter agreement, your employment with the Company or any other relationship between Executive and the Company (a “Dispute”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. Any Dispute that is commenced to resolve any matter arising under or relating to any provision of this letter agreement shall be commenced in Suffolk Superior Court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and Executive each consent to the jurisdiction of such a court. Executive and the Company each hereby irrevocably waive any right to a trial by jury in any Dispute arising under or relating to any provision of this letter agreement.

10.6 Arbitration. Any Dispute will be settled by final and binding confidential arbitration. The arbitration will take place in Boston, Massachusetts or, at Executive’s option, the County in which you primarily worked when the arbitrable Dispute first arose. The arbitration will be administered by JAMS under its Employment Arbitration Rules & Procedures before a single arbitrator who is a retired judge. Executive and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. Executive and the Company will share the costs of arbitration equally. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. As a material part of this agreement to arbitrate claims, both Executive and the Company expressly waive all rights to a jury trial in court on all statutory or other claims. This agreement to arbitrate also covers any issues relating to the interpretation, applicability or enforceability of this Section 10.6. Executive also acknowledges and agrees that no claims will be arbitrated on a class action or collective action basis. It is specifically understood and agreed that any party hereto may enforce any award rendered pursuant to the arbitration by bringing suit in any court of competent jurisdiction. Any claim must be brought to arbitration within the statute of limitations for bringing such claim in court or before the appropriate administrative agency, as applicable. This paragraph does not apply to claims for (a) workers’ compensation benefits or unemployment insurance benefits and other claims that cannot be arbitrated as a matter of law or (b) concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either Executive or the Company (whether or not arising under the Business Protection Agreement between Executive and the Company). Further, notwithstanding this agreement to arbitrate, Executive and the Company agree that either party may seek provisional remedies such as a temporary restraining order or a preliminary injunction from a court of competent jurisdiction in aid of arbitration, including, for example, provisional remedies to enforce the restrictive covenants set forth in the Business Protection Agreement.

10.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive. The Company may only assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall secure such successor’s agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

10.8 Waivers. No delay or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right.. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10.9 No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

10.10 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

10.11 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10.12 Execution; Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, email/pdf format or other electronic means and each party may fully rely upon such execution and delivery.

10.13 Survival. The provisions of Sections 5, 6, 7, and 8 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

TDTx, INC.

/s/ Robert Johnson
By: Robert Johnson
Its: President

EXECUTIVE

/s/ Rick Modi
Name: Rick Modi

SCHEDULE 1

GROSS PROCEEDS FROM EQUITY FINANCING	SALARY TO EMPLOYEE	BONUS OPPORTUNITY
>$3.0 MILLION	$100,000.00	$50,000.00
>$5.0 MILLION	$250,000.00	$125,000.00
>$10.0 MILLION	$425,000.00	$212,500.00

EXHIBIT A

Proprietary Rights Agreement

EXHIBIT B

USCIS Form I-9